Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Perficient, Inc.
Austin, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 1, 2007, except Note 2 as to which date is August 13, 2007, relating to the consolidated financial statements and the effectiveness of Perficient, Inc.'s internal control over financial reporting, which appear in Amendment No. 2 of the Company's Annual Report on Form 10-K/A for the year ended December 31, 2006.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Houston, Texas
November 28, 2007